EXHIBIT 10.1

TRUEBLUE, INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN

Amended, Restated, and Effective December 1, 2012

SECTION 1
INTRODUCTION AND DEFINITIONS

1.1    Nature of the Plan. Effective June 1, 2006, TrueBlue, Inc. (formerly known as Labor Ready, Inc.) established a nonqualified, unfunded, deferred compensation plan for the purpose of allowing a select group of management or highly compensated employees of the Company and certain of its affiliates to defer Compensation that would otherwise be paid to those employees and to receive discretionary employer matching and other discretionary contributions that may be awarded from time to time. The Plan is intended to be “unfunded” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Accordingly, it is intended that the Plan be a “top hat plan” that is exempt from the requirements of Parts II, III and IV of Title I of ERISA pursuant to §§ 201(2), 301(a)(3) and 401(a)(1) of ERISA. The Plan was amended and restated effective December 1, 2010, to explain the rules for Deferral Elections and Employer contributions for Plan Years starting on or after January 1, 2011. The Plan is hereby amended and restated effective December 1, 2012 to revise the definition of Eligible Employee, clarify matching contribution eligibility, and, for contributions made to the Plan in Plan Years starting on or after January 1, 2013, to revise the definition of Seniority Date.

1.2    Definitions. The following words and phrases shall have the following meanings, unless a different meaning is plainly required by the context. Any masculine terminology used in the Plan shall also include the feminine gender and the definition of any terms in the singular shall also include the plural.

Account shall mean a Company internal bookkeeping account in the name of a Participant to which Eligible Compensation deferred by or otherwise allocated to the Participant under this Plan shall be credited, plus deemed investment earnings and gains and minus deemed losses and expenses. A Participant's Account shall include his or her Elective Deferral Account, Matching Contribution Account, Discretionary Employer Contribution Account, and any Specified Date Accounts.

Active Participant shall mean an employee who is eligible to participate in the Plan for a Plan Year, as described in Section 3.1

Annual Bonus shall mean the bonus that an active Participant earns during one calendar year and is paid in the following calendar year, provided such bonus is considered “performance based compensation” under Code Section 409A and the Treasury Regulations thereunder and is remuneration the amount of, or entitlement to, is contingent on the satisfaction of preestablished organizational or individual performance criteria relating to a performance period of at least 12 consecutive months.

Beneficiary shall mean the person or persons designated as such by the Participant to receive all or a part of the Participant's vested Account balance in the event of the Participant's death prior to the full payment thereof. Each such designation shall be filed with the Company in a form acceptable to the Company and shall become effective only when received by the Company. Designated persons or entities shall not be considered Beneficiaries until the death of the Participant. If a Participant becomes divorced after having named his or her spouse as a Beneficiary, the prior designation of the spouse as Beneficiary shall be void. After the divorce, the Participant may, in his or her discretion, designate his or her ex-spouse as a Beneficiary by filing a new beneficiary designation form with the Company.

Board shall mean the Board of Directors of the Company.

Change of Control shall mean a change in the ownership or effective control of the Company or the Participant's Employer, or in the ownership of a substantial portion of the assets of the Company or the Participant's Employer. The definition of “Change of Control” shall be construed in a manner consistent with Code Section 409A(a)(2)(A)(v) and the Treasury Regulations thereunder and applicable guidance.

Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

Committee shall mean the Company's Benefits Committee.

Company shall mean TrueBlue, Inc.

Compensation shall mean an employee's gross salary, wages and bonuses for personal services actually rendered in the course of employment with the Employer prior to reductions for the Participant's elective contributions under this Plan, or any other plan of the Employer permitting elective deferrals.

Compensation Threshold shall mean the dollar limit for the definition of a highly compensated employee under Code Section 414(q)(1)(B) (as adjusted by the Secretary of the Treasury).

Deferral Election shall mean the agreement executed by an eligible employee whereby an Eligible Employee elects to defer a portion of the applicable calendar year's Eligible Compensation and contains such other information as is required by the Committee including an election as to the form of payment and date, if the employee desires to credit amounts to a Specified Date Account. The applicable calendar year shall be the Plan Year that begins after the Plan Year in which the Deferral Election is made.

Disability - a Participant is disabled if the Committee determines that either of the following applies:

(i)    The Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(ii)    The Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

The foregoing definition of Disability shall be construed in a manner consistent with Code Section 409A(a)(2)(C) and the Treasury Regulations thereunder and applicable IRS guidance.

Discretionary Employer Contribution Account shall mean the amount an Employer decides in its sole discretion to credit a Participant's Account pursuant to Section 3.3.2 plus deemed investment earnings and gains and minus deemed investment losses and expenses, except to the extent that a Participant has made a timely election to have some or all of his or her discretionary employer contributions for a Plan Year (plus deemed investment earnings and gains and mines deemed investment losses and expenses) credited to a Specified Date Account.

Elective Deferral Account shall mean the amount of Eligible Compensation a Participant elects to defer to this Plan pursuant to Section 3.2 plus deemed investment earnings and gains and minus deemed investment losses and expenses, except to the extent that a Participant has made a timely election to have some or all of his or her Eligible Compensation deferred for a Plan Year (plus deemed investment earnings and gains and minus deemed investment losses and expenses) credited to a Specified Date Account.

Eligible Compensation shall mean an Active Participant's base salary, sales commissions, Incentive Bonus, Annual Bonus, and other bonuses that may be paid to Eligible Employees by Employer.

Eligible Employee shall mean

(a)	an employee of the Employer who is a Highly Compensated Employee;

(b)
a newly hired employee of the Employer whose base salary is reasonably expected, upon commencement of employment, to exceed the Compensation Threshold during the Plan Year, regardless of whether or not the employee received Compensation in excess of the Compensation Threshold in the prior Plan Year; and

(c)
an employee promoted during the prior Plan Year whose base salary is reasonably expected, upon the effective date of the promotion, to exceed the Compensation Threshold during the Plan Year, regardless of whether or not the employee received Compensation in excess of the Compensation Threshold in the prior Plan Year.

Notwithstanding the foregoing, employees who provide temporary labor or services to the Employer's clients (i.e., are paid from a payroll system for temporary workers) are not eligible to participate in the Plan even if they are Highly Compensated Employees.

Employer shall mean the Company and affiliates of the Company for whom an eligible employee performs services. An affiliate is a corporation or other entity that has been designated by the Committee as a participating employer in this Plan and thus such affiliate's employees who otherwise meet the eligibility threshold would be eligible to participate in the Plan.

Highly Compensated Employee shall mean an employee who

(a)     was a five percent owner (as defined in Code Section 416(i)) during the current Plan Year or prior Plan Year; ~~or~~
(b)    received Compensation during the prior Plan Year in excess of the dollar limit for the definition of a highly compensated employee under Code Section 414(q)(1)(B) (as adjusted by the Secretary of the Treasury).; or
(c)    received Compensation during two of the past three Plan Years that was in excess of the dollar limit under Code Section 414(q)(1)(B) for such Plan Years and is expected to receive Compensation during the next Plan Year that will exceed the dollar limit under Code Section 414(q)(1)(B) for that Plan Year.
For purposes of this definition of Highly Compensated Employee, the term “Compensation” means the sum of all amounts treated as compensation under Code Section 415(c)(3).
Hour of Service shall mean an hour of service as defined in ERISA under 29 United States Code Section 2530.200b-2.

Incentive Bonus shall mean amounts paid to an Active Participant that are in addition to the Active Participant's base salary and are not an Annual Bonus including, but not limited to brand bonuses, Net

Operating Income Bonuses, and other incentive pay that is paid in periodic installments throughout the calendar year.

Matching Contribution Account shall mean the amount of employer match credited to a Participant's Account pursuant to Section 3.3.1 plus deemed investment earnings and gains and minus deemed investment losses and expenses, except to the extent that a Participant has made a timely election to have some or all of his or her employer matching contributions for a Plan Year (plus deemed investment earnings and gains and mines deemed investment losses and expenses) credited to a Specified Date Account.

Participant shall mean an Eligible Employee who becomes a Participant in this Plan in accordance with the provisions of Section 3. An Eligible Employee who has become a Participant shall be considered to continue as a Participant in this Plan until the date of the Participant's death (or other event set forth in section 5.2) or, if earlier, the date when the Participant incurs a Separation from Service and upon which the Participant no longer has any Account under this Plan (that is, the Participant has received a payment of all of the Participant's Account). However, a Participant may only defer Eligible Compensation to the Plan received in Plan Years in which the Participant is an Eligible Employee.

Plan shall mean this nonqualified and unfunded program established and maintained by the Company for the benefit of Participants eligible to participate therein, as set forth in this Plan document. The Plan shall be referred to as the TrueBlue, Inc. Nonqualified Deferred Compensation Plan.

Plan Year shall mean the calendar year (i.e., the twelve month period beginning on each January 1 and ending on the following December 31).

Seniority Date shall, for contributions made to the Plan on or after January 1, 2013, mean the date on which the Participant has attained age 65 or attained age 40 and completed 5 years of service with the Employer.

Separation from Service shall mean a termination of employment with the employee's Employer or the employee's death. The term Separation from Service shall be construed in a manner consistent with Code Section 409A(a)(2)(A)(i) and the Treasury Regulations thereunder and applicable guidance from the Internal Revenue Service (“IRS”).

Specified Date Account shall mean the amount a Participant elects to defer to a specified date, plus deemed investment earnings and gains and minus deemed investment losses and expenses.

SECTION 2

ADMINISTRATION

2.1.    Administration. This Plan shall be administered by the Committee. The Committee shall have full discretionary power and authority to administer and interpret the Plan, determine all factual and legal questions under the Plan (including, without limitation, interpreting the Plan and determining a Participant's eligibility to participate in the Plan and the amount of benefits, if any, owed to the Participant or his or her Beneficiary), maintain records, determine deemed investment sources and generally be responsible for seeing that the purposes of the Plan are accomplished. Determinations by the Committee shall be final and binding on all parties with respect to all matters relating to the Plan. The Committee may from time to time adopt such rules and procedures as it deems appropriate to assist in the administration of the Plan. The Committee may delegate all or part of its administrative duties to one or more persons, whether or not such persons are members of the Committee or employees of the Company.

2.2.    Books and Records. The Committee shall maintain records of each Participant's Account balance.

2.3.    Liability. No current or former member of the Committee and no director, officer or member of the Board of the Company or its affiliates shall be liable to any persons for any actions taken under the Plan, or for any failure to effect any of the objectives or purposes of the Plan, by reason of insolvency or otherwise. Neither the officers nor any current or former member of the Committee or the Board of Directors of the Company or any of its affiliates in any way secures or guarantees the payment of any benefit or amount which may become due and payable hereunder to or with respect to any Participant. Each Participant and other person entitled at any time to payments hereunder shall look solely to the assets of the Employer for such payments as an unsecured, general creditor. Nothing herein shall be construed to give a Participant, Beneficiary or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Employer or in which it may have any right, title or interest now or in the future. After benefits shall have been paid to or with respect to a Participant or Beneficiary (as applicable) and such payment purports to cover in full the benefit hereunder, such former Participant or Beneficiary or other person or persons, as the case may be, shall have no further right or interest in the other assets of the Employer and its affiliates in connection with this Plan.

SECTION 3

ELIGIBILITY; DEFERRAL ELECTION; EMPLOYER CONTRIBUTIONS

3.1.    Eligibility. An employee who is an Eligible Employee for a Plan Year shall be eligible to participate in the Plan for the Plan Year. A Participant who is a Highly Compensated Employee for one Plan Year will cease to be an Active Participant for a subsequent Plan Year if he or she is no longer a Highly Compensated Employee.

3.2.    Deferral Elections. An Active Participant may elect to participate for each Plan Year by completing a Deferral Election in a form prescribed by the Committee, signing it and returning it to the Committee, or the Committee's designee, within the time periods prescribed below. The Deferral Election shall authorize the Employer to withhold from the Active Participant's Eligible Compensation a designated percentage amount to be deferred up to the maximum amount described below.

3.2.1    Base Salary, Commissions, Incentive Bonuses, and other bonuses. To be effective for a Plan Year, a Deferral Election to defer a portion of an Active Participant's base salary, commission, Incentive Bonus or other bonus must be returned no later than the December 31 immediately preceding the Plan Year. All such Deferral Elections are irrevocable for the Plan Year for which the Deferral Election is made and cannot be changed or revoked after December 31 prior to the Plan Year. An Active Participant who completed a Deferral Election shall be permitted to increase, decrease or eliminate such election on or before December 31 immediately preceding the Plan Year. For example, employees of the Employer who in 2010 have Compensation of at least $110,000 will be eligible to enroll in the Plan and complete a Deferral Election no later than December 31, 2010 to defer Eligible Compensation that would otherwise be earned and paid in 2011. For administrative purposes, the Committee may set deadlines for submitting Deferral Election prior to December 31 of the preceding year.

3.2.2    Annual Bonuses. An irrevocable Deferral Election may be made on or before the date that is six months before the end of the performance period, provided that the employee performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date an election is made under this Section 3.2.2, and provided further that in no event may an election to defer an Annual Bonus be made after such compensation has become readily ascertainable. For example, if the performance period is January 1, 2011 through December 31, 2011, a Deferral Election relating to the Annual Bonus for that performance period shall be made no later than June 30, 2011.

3.2.3    First Year Eligibility. An Active Participant who first becomes eligible to participate in the Plan during a Plan Year may make a Deferral Election within 30 days after the date the employee becomes an Eligible Employee with respect to Eligible Compensation paid for services to be performed after the election. For an Annual Bonus, where a deferral election is made in the first year of eligibility but after the beginning of the performance period, the election must apply only to the portion of the Annual Bonus paid for services performed after the election.

3.2.4    Invalid Elections. A Deferral Election completed by an employee who is not an Eligible Employee as of December 31 shall be automatically null and void as of such date. For example, if an employee completed a Deferral Election in December 2012 in anticipation of being a Highly Compensated Employee by the end of 2012 and the employee, in fact, did not earn more than the Compensation Threshold by December 31, 2012 and did not earn more than the Compensation Threshold in two of the last three Plan Years, the Deferral Election completed in December 2012 for the 2013 Plan Year would be null and void on December 31, 2012.

3.2.5    Maximum Deferral. The Deferral Election shall authorize the Employer to withhold from the Active Participant's Eligible Compensation a designated percentage amount to be deferred to a maximum of seventy-five percent (75%) of the Active Participant's annual base salary and one-hundred percent (100%) of the Active Participant's Annual Bonus, Incentive Bonus, other bonuses, or commissions.

3.2.6. Specified Date Elections. An Active Participant may elect, at the time of a Deferral Election, a specific taxable year upon which she or he will receive the Eligible Compensation deferred in the Plan Year that the election applies to, as adjusted for deemed investment returns, which shall be at least two years from the date the amount is credited to the Participant's Specified Date Account. If a Participant elects a specified date, he or she must also elect whether the Specified Date Account will be distributed upon such taxable year in a single lump sum or in installments over a term of up to five years beginning on such taxable year. Notwithstanding the foregoing if, prior to the specified date, a Participant dies, become Disabled, Separates from Service prior to the Participant's Seniority Date, or there is a Change of Control, the Participant's Account will be paid at the time and in the form specified for such event in Section 5 and Section 6 below.

3.2.7 Form of Payment. An Active Participant shall, at the time of the Deferral Election, elect whether to receive his or her Account following a Separation from Service on or after his or her Seniority Date in a single lump sum or in installments over a term not to exceed ten years. For all other payment events, the Participant's Account shall be paid in a single lump sum pursuant to Sections 5 and 6.

3.3    Employer Contributions.

3.3.1. Matching Contributions.

An Active Participant shall be eligible to earn matching contributions under this Plan. Matching contributions will only be made on elective deferrals of Eligible Compensation made to this Plan. Notwithstanding the foregoing, if a Participant contributes to both this

Plan and a 401(k) plan sponsored by an Employer in the same Plan Year and receives a matching contribution under the 401(k) plan, the Participant is not eligible to receive a matching contribution under this Plan for that Plan Year.

The Company will determine in its sole discretion each year whether a match will be made for a Plan Year, which classes of Participants will be eligible to earn a match and the amount of any such match. Matching contribution formulas can be different for different classes of employees, and different for employees of the Company versus employees of certain affiliates of the Company. Matching contributions shall be 100% vested when made.

        3.3.2    Discretionary Employer Contributions

Each Employer may, in its sole discretion, from time to time award one or more Active Participants additional credits to their Accounts. Which Active Participants shall receive such an award, the amount of such an award, and the vesting schedule, if any, that is applicable to the award, are determined by the Employer making the award in its sole discretion. An Employer that chooses to make an employer contribution award need not (i) give an award to each Active Participant it employs, or (ii) award the same dollar amount or percentage of Eligible Compensation to each Active Participant receiving an award.

3.3.3    Form and Time of Payment of Employer Contributions.

A Participant's elections for a distribution on a specified date and for a distribution following a Separation from Service after attaining his or her Seniority Date shall also apply to employer contributions made for the same Plan Year. For example, if a Participant elected to defer 25% of his or her Eligible Compensation earned in 2011 and to receive such amount (plus deemed investment earnings and gains and minus deemed losses and expenses on such amount) on January 1, 2015, employer contributions made for 2011 would also be distributed on January 1, 2015.

3.4    FICA Taxes. Amounts due for FICA taxes and other similar taxes and fees on the elected deferrals or employer contributions will be withheld from the Participant's remaining salary and bonuses.

3.5    Cancellation Due to Unforeseeable Emergency. A Participant may elect to cancel the Participant's Deferral Election due to an unforeseeable emergency. The Deferral Election must be cancelled, not merely postponed or otherwise delayed. Any subsequent Deferral Election will be subject to the provisions governing initial deferral elections. For this purposes, an “unforeseeable emergency” means an unforeseeable emergency as defined in Section 7.1.1.

SECTION 4

DEFERRED COMPENSATION ACCOUNT

4.1.    Account. Each Participant shall have an Account in this Plan. Amounts withheld by the Employer pursuant to Section 3.2 or otherwise credited pursuant to Section 3.3 shall be credited to the Participant's Account as of a date determined by the Committee. A Participant's “Account balance” shall be all amounts credited to the Participant's Account under this Section 4.1 plus any adjustments made under Section 4.2. A Participant's Account shall be 100% vested and nonforfeitable at all times.

4.2.    Deemed Investment Return; Expenses. From time to time, the Committee in its sole and exclusive discretion shall designate the investment funds that will be available to Participants as deemed investment options under the Plan (“investment funds”).

Participants' Accounts will be credited with investment earnings and gains and debited with investment losses and expenses based upon the performance of the investment funds into which they elect to have their Accounts deemed invested and any deemed expenses which are charged to the Accounts. The Committee may change the funds that are investment funds at any time in its sole discretion by designating new funds as investment funds and removing existing funds from the list of investment funds. The Company is not required to actually invest any money in the investment funds, but instead the investment funds are merely used to calculate the deemed investment returns to be credited and debited to a Participant's Account from time to time by multiplying the rate of investment return in the Participant's investment funds against the Participant's Account balance. If the Company does invest its assets in one or more of the investment funds, such investments shall be owned solely by the Company and neither the Participant nor his or her beneficiary shall have any interest in or claim against such investments. The Committee shall decide in its sole discretion how often Participants' Accounts will be adjusted to reflect the investment results of the investment funds and any deemed expenses charged to the Accounts, and the method of applying the investment performance of the investment funds and the deemed expenses against Account balances.

SECTION 5

PAYMENT AMOUNT, TIME AND MANNER OF PAYMENT

5.1.    Specified Date Accounts. If a Participant has elected a specified date, pursuant to Section 3.2.1, the Participant's Specified Date Account shall be distributed or begin to be distributed on the specified date in the form elected by the Participant.

5.2.    Payment Events. A Participant's Account shall mature and be payable on the earliest to occur of the following events:

(a)the Participant's death;

(b)the Participant's Disability;

(c)the Participant's Separation from Service prior to the Participant's Seniority Date; provided however that in the case of any Specified Employee, the distribution may not be made before the date which is 6 months after the date of the Participant's Separation from Service (or, if earlier, the date of death or Disability of the Participant). A “Specified Employee” is a key employee (as defined in Code section 416(i) without regard to paragraph (5) thereof) of the Company or any affiliate thereof, if the stock of the Company is publicly traded on an established securities market or otherwise. “Specified Employee” shall be construed in a manner consistent with Code Section 409A(a)(2)(B)(i) and the Treasury Regulations thereunder and applicable IRS guidance; or

(d)a Change of Control (if elected by the Participant in his or her Deferral Election).

5.3.    Form of Payment. Distribution of the Participant's Account due pursuant to a payment event described in Section 5.2 (less applicable tax withholdings) will be made in one cash lump sum within

30 days after the Participant's Account matures. If a Participant's Separation from Service occurs after the Participant has attained his or her Seniority Date and the Participant's Account exceeds $5,000, the Participant's Account shall be paid in a single lump sum or installments shall commence within 30 days after the Separation from Service in accordance with the Participant's specified date election made at the time of the Deferral Election. If a Participant's Separation from Service occurs after the Participant has attained his or her Seniority Date but the Participant's vested Account balance is $5,000 or less, his or her vested Account Balance shall be distributed in a single lump sum within 30 days after the Separation from Service.

5.4.    Withholding. The Company may withhold from any payments under Sections 5, 6 or 7 of this Plan any deductions required by law.

5.5.    Payment by Employing Entity. A Participant's Payment Amount shall be payable by the Employer for whom the Participant was most recently employed when the Account matured.

SECTION 6

DEATH OR DISABILITY

6.1.    Payment. A Participant's Payment Amount payable on the Participant's death or disability are subject to the following provisions:

6.2.    Death. On death, the Payment Amount shall be paid by single cash lump sum to the Beneficiary within 30 days after the Participant's death.

6.3.    Beneficiaries. An amount payable on death of a Participant shall be paid to the Participant's surviving Beneficiary or Beneficiaries or, if there are none, to the Participant's estate.

6.4.    Beneficiary Designation. A Participant shall submit to the Company upon first becoming a Participant and at such other times as the Participant desires, on a form provided by the Committee, a written designation of the beneficiary or beneficiaries to whom payment of the Participant's vested Account under the Plan shall be made in the event of the Participant's death. Beneficiary designations shall become effective only when received by the Company. Beneficiary designations first received by the Company after the Participant's death, and any designations in effect at the time a valid subsequent designation is received by the Company, shall be invalid and have no effect.

6.5.    Disability. The Payment Amount shall be paid by a single cash lump sum to the Participant within 30 days after the date the Committee determines the Participant has incurred a Disability.

SECTION 7

WITHDRAWALS

7.1    Distributions for Unforeseeable Emergencies. A Participant may request a distribution of amounts from the vested Account balance before his or her Account has matured in the event the Participant has an unforeseeable emergency, subject to the limitations set forth herein:

7.1.1.     “Unforeseeable emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, or a dependent (~~ad~~as defined in section 152(a) of the Code) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

7.1.2.    A Participant who receives a distribution due to an unforeseeable emergency pursuant to this Section shall have any Deferral Election that is in effect under this Plan for the Plan Year in which the distribution is received cancelled for the remainder of the Plan Year.

7.1.3.    The amounts distributed with respect to an emergency shall not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant's assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), and the fact that any Deferral Election in effect for the Participant for the Plan Year in which the distribution for the unforeseeable emergency will be made will be cancelled for the remainder of such Plan Year.

7.1.4.    The Committee shall establish guidelines and procedures for implementing withdrawals consistent with Code Section 409A(a)(2)(B)(ii) and the Treasury Regulations thereunder and any applicable IRS guidance. An application shall be written, be signed by the Participant and include a statement of facts causing the unforeseeable emergency and any other facts required by the Committee.

7.1.5.    The withdrawal amount and date shall be fixed by the Committee. The Committee may require a minimum advance notice and may limit the amount, time and frequency of withdrawals.

The foregoing shall be construed in a manner consistent with Code Section 409A(a)(2)(B)(ii) and the Treasury Regulations thereunder and applicable IRS guidance.

SECTION 8

AMENDMENT; TERMINATION

8.1.    Amendment and Termination. The Plan may be amended or terminated at any time through action by the Board or by the Committee; provided, however, that no amendment, discontinuance or termination of the Plan will, without the consent of any persons affected thereby, alter or impair the rights of any Participant or Beneficiary accrued prior to such amendment, discontinuance, or termination. No amendment, discontinuance or termination of the Plan shall affect or otherwise accelerate the timing, form and manner of benefits payments of Account balances in existence as of the date such amendment, discontinuance or termination is adopted by the Board or Committee, but instead such payments shall occur in accordance with the terms of the Plan in effect at the time such resolution is adopted. Freezing or terminating this Plan shall not cause the vesting of Account balances under this Plan to be accelerated unless the amendment expressly states that vesting shall be accelerated.

8.2.    Payment. If the Internal Revenue Service issues a final ruling that any amounts deferred or otherwise credited under this Plan will be subject to current income tax due to a failure to comply with Code Section 409A, all amounts to which the ruling is applicable shall be paid to the Participants within 30 days after such final ruling.

SECTION 9

CLAIMS PROCEDURE

9.1.    Initial Claim. Any person (“Claimant”) claiming a benefit or requesting an interpretation, ruling or information under the Plan shall present the request in writing to the Committee. The Committee may, in its discretion and at any stage of the claims process, hold one or more hearings. The Claimant may, at the Claimant's own expense, have an attorney or other representative act on the Claimant's behalf; provided that a written authorization is presented to the Committee.

9.2.    Timing of Initial Decision. Within 90 days after the Claimant delivers the claim (45 days in the case of a claim based upon Disability), the Claimant will receive either: (a) a decision; or (b) a notice for extension describing special circumstances requiring additional time to process the claim (up to 180 days from the day the Claimant delivered the claim or, in the case of a claim based upon Disability, up to two 30-day extensions for a total maximum processing time of 105 days from the day the Claimant delivered the claim). Any notice for extension will describe the special circumstances (such as the need to hold a hearing) requiring more time and the date by which the Committee expects to render a decision.

9.3.    Content of Initial Decision. If the Claimant's claim is denied in whole or in part, the Claimant will receive a written notice specifying: (a) the reasons for the denial; (b) the Plan provisions on which the denial is based; (c) any additional information needed from the Claimant in connection with the claim and the reason such information is needed; and (d) an explanation of the claims review procedure and the applicable time limits, including a statement of the claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on appeal. The time limits for making a decision on the Claimant's claim will be frozen until any necessary additional information is received by the Committee.

9.4.    Appeal. To appeal a benefit claim decision, the Claimant must deliver the Claimant's written request for review to the Committee within 60 days (180 days for the denial of a claim based upon Disability) of the date the Claimant received the initial claim denial. The Claimant's written request for review may (but is not required to) include issues, comments, documents, and other records the Claimant wants considered in the review. All the information the Claimant submits will be taken into account on appeal, even if it was not reviewed as part of the initial decision. The Claimant may ask to examine or receive free copies of all pertinent Plan documents, records, and other information relevant to the Claimant's claim by asking the Committee. If the Claimant fails to deliver the written request for review to the Committee within 60 days (180 days for a Disability claim) of the date the Claimant received the initial claim denial, the Claimant shall forever forfeit his or her right to appeal the claim either to the Committee or to a court.

9.5.    Timing of Decision Upon Appeal. Within 60 days (45 days for a claim based upon Disability) after the Claimant delivers the request for review, the Claimant will receive either: (a) a decision; or (b) a notice for extension describing special circumstances requiring additional time to process the Claimant's claim (up to 120 days from the day the Claimant delivered the request for review or, in the case of a claim based upon Disability, up to 90 days from the day the Claimant delivered the request for review). Any notice for extension will describe the special circumstances (such as the need to hold a hearing) requiring more time and the date by which the Committee expects to render a decision on appeal.

9.6.    Content of Decision Upon Appeal. The decision on the Claimant's appeal will be in writing and will specify: (a) the reasons for the decision; (b) the Plan provisions on which the decision is based; and (c) any documents, records or other information relevant to the Claimant's claim.

9.7.    Final Decision. All decisions on appeal are final and binding on all parties.

SECTION 10

GENERAL PROVISIONS

10.1.    Attorneys' Fees. If a suit or action is instituted to enforce any rights under this Plan, the prevailing party may recover from the other party reasonable attorneys' fees at trial and on any court appeal.

10.2.    Notices. Any notice under this Plan shall be in writing and shall be effective when actually delivered or, if mailed, when deposited as first class mail postage prepaid. Mail shall be directed to the Company at the address stated in this Plan, to the Participant's last known home address shown in the Company's records, or to such other address as a party may specify by notice to the other parties. Notices to an Employer or the Committee shall be sent to the Company's address.

10.3.    Nontransferability. The rights of a Participant under this Plan are personal. Except for the limited provisions of Section 6, no interest of a Participant or one claiming through a Participant may be directly or indirectly assigned, alienated, pledged, transferred or encumbered and no such interest shall be subject to seizure by legal process, attachment, garnishment, execution following judgment or in any other way subjected to the claims of any creditor. The foregoing limitation precludes, among other things, a Participant who is getting (or has gotten) a divorce from transferring any portion of his or her interest under this Plan to his or her spouse or ex-spouse (except by naming the spouse or ex-spouse as a Beneficiary pursuant to Section 6).

10.4.    Not an Employment Contract. This Plan is not and shall not be deemed to constitute a contract of employment between the Company and any employee or other person, nor shall anything herein contained be deemed to give any employee or other person any right to be retained in the Company's employ or in any way limit or restrict the Company's right or power to discharge any employee or other person at any time and to treat him without regard to the effect which such treatment might have upon the employee as a Participant in the Plan.

10.5.    Successors. Amounts payable under this Plan shall be an obligation of the Employer and successors of the Employer and shall constitute mere unfunded, unsecured promises by the Employer to pay cash compensation to the Participants. The Company and its affiliates that constitute the Employer shall be jointly and severally liable for benefit payments to Participants under this Plan. In the event a Participant's employer becomes insolvent, a Participant may bring a claim for benefits under this Plan against the Company or any affiliate of the Company that is an Employer under this Plan.

10.6.    Incompetence. The Committee may decide that because of the mental or physical condition of a person entitled to payments, or because of other relevant factors, it is in the person's best interest to make payments to others for the benefit of the person entitled to payment. In that event, the Committee may in its discretion direct those payments to be made as follows:

(a)    To a parent or spouse or a child of legal age;

(b)    To a legal guardian; or

(c)    To one furnishing maintenance, support, or hospitalization.

10.7.    Governing Law. Except to the extent that federal law is controlling the Plan shall be construed and entered in accordance with and governed by the laws of the State of Washington. Invalidation of any one of the provisions of the Plan for any reason shall in no way affect the other provisions hereof, and all such other provisions shall remain in full force and effect.

10.8.    Unsecured General Creditor. Any amount allocated to a Participant's Account balance under this Plan shall be an unfunded, unsecured promise of the Employer to make payments in the future. Participants and their beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Employer or any affiliate thereof. Any and all of the Employer's assets shall be, and remain, the general, unpledged, unrestricted assets of the Employer. One or more of the entities constituting the Employer may choose (but are not required) to contribute assets to a rabbi trust, the assets of which will be subject to the claims of such entity's creditors in the event of insolvency. The Employer may, but shall not be required to, establish a reserve of assets to provide funds for payments under this Plan. Establishing a reserve or rabbi trust shall have no effect on the operation of this Plan or upon the status of Participants as unsecured general creditors of the Employer. Rights to payments will not be limited to assets held in any reserve or rabbi trust.

10.9. Effective Date. This amended and restated Plan shall be effective December 1, 2012.

TRUEBLUE, INC.

Date Signed: November 14, 2012            By: /s/ Kimberly A. Cannon

Its: EVP, Chief Human Resource Officer